Exhibit 99.1

Press Release	Source: Amkor Technology, Inc.

Amkor Enters Into Long-Term Semiconductor Assembly and Test Services Agreement With IBM

Monday May 17, 8:00 pm ET

CHANDLER, Ariz., May 17 /PRNewswire-FirstCall/ — Amkor Technology, Inc. (Nasdaq: AMKR — News) announced today that it has entered into a strategic long-term agreement with IBM for semiconductor assembly and test services. Four principal elements compose the relationship framework:

1.	A long-term supply agreement that Amkor estimates could generate in excess of $1.5 billion in assembly and test revenue through 2010;

2.	Amkor will buy the land and 950,000 square foot manufacturing complex that was built for and currently leased by IBM in Shanghai, China;

3.	Amkor will acquire IBM’s Singapore test operations, including high-end testers, related assets and employees;

4.	Amkor will enter into a cross-licensing agreement covering select IBM and Amkor assembly and test IP.

Under the long-term supply agreement, Amkor will receive the substantial majority of IBM’s subcontract wire bond and flip chip assembly and final test.

The transaction is valued at approximately $145 million, consisting of $114 million for land, buildings and fixtures, and $31 million for equipment and intangibles. Amkor will pay IBM a total of $63 million for fixtures, equipment, intangibles and intellectual property, with payments of $20 million at closing, expected May 31, 2004, and $43 million in the fourth quarter of 2004. Amkor will pay $82 million to the China building developer in the fourth quarter of 2004.

“We expect the incremental revenue associated with this supply agreement will be modest in 2004, with most of the effort this year focused on qualifying a number of new products,” said Oleg Khaykin, Amkor’s executive vice president for corporate development. “However, based on preliminary volume estimates, we anticipate the revenue associated with this supply agreement could exceed $150 million in 2005.”

“With 75% of the world’s assembly and test performed internally by integrated device manufacturers, this landmark collaboration reflects our belief that the most efficient way to successfully foster outsourcing by IDMs is by creating strategic relationships with industry leaders like IBM,” said James Kim, Amkor’s chairman and chief executive officer. “This long-term supply agreement positions Amkor to benefit from IBM’s leadership in technology, its strength as a Tier 1 foundry, and its increasing number of strategic alliances with end customers. In addition, acquiring IBM’s test operation in Singapore broadens Amkor’s operational footprint with immediate advanced test capability in this important center for microelectronics manufacturing. We look forward to building and strengthening our relationship with IBM, its foundry customers and technology partners,” said Kim.

“This long term agreement recognizes Amkor’s industry leadership, with broad design capabilities, leading edge packaging technology, and extensive production scale and capabilities to meet the demanding semiconductor manufacturing supply chain requirements of IBM and our end customers,” said John Acocella, General Manager, Technology and Manufacturing Services, IBM Systems & Technology Group.

“Most of the assembly business associated with our IBM relationship will use high volume, advanced packages, including MicroLeadFrame®, ChipArray®BGA and stacked die packages, which will improve utilization of not only our existing lines, but also our planned equipment purchases,” said Bruce Freyman, Amkor’s president and chief operating officer. “The 950,000 square foot facility in Shanghai’s Waigaoqiao Free Trade Zone which was built for IBM is a world-class complex that is ideally suited to our long-term expansion needs in China.”

About Amkor

Amkor Technology, Inc. (Nasdaq: AMKR — News) is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com. MicroLeadFrame and ChipArray are registered trademarks of Amkor Technology, Inc.

A question and answer document related to this press release can be found at www.amkor.com/ir.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including, without limitation, statements regarding projected revenue, the planned acquisition of assets and operations, the anticipated execution of a cross-licensing agreement, the timing of the completion of the transaction, the expected payments by Amkor, the level of IBM’s chip assembly and final test to be received by Amkor, the focus on qualifying new products, the benefit and strength of the strategic relationship with IBM, the increasing number of IBM’s strategic alliances with end customers, and improved utilization of Amkor’s existing lines and planned equipment purchases. These forward-looking statements are subject to a number of risks and uncertainties which could cause actual results and events to differ materially from historical and expected results, including, but not limited to, the highly unpredictable nature of the semiconductor industry; volatility of consumer demand for products incorporating our semiconductor packages; deterioration of the U.S. or other economies; competitive pricing and declines in average selling prices of our products; risks associated with the transaction, including satisfaction of closing conditions and transaction costs; technological challenges; IBM’s ability to increase the number of its strategic alliances with end customers; and our ability to work with IBM. Further information on risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition is detailed in the Amkor’s filings with the Securities and Exchange Commission, including the Report on Form 10-K for the year ended December 31, 2003. For further information, please contact: Jeffrey Luth of Amkor Technology, Inc., +1-480-821-2408, ext. 5130, jluth@amkor.com; or Martijn Pierik of Positio Public Relations, Inc., +1-408-453-2400, martijn@positiopr.com, for Amkor Technology, Inc.

Source: Amkor Technology, Inc.